Fundamental Investors, Inc.
One Market, Steuart Tower
Suite 1800
San Francisco, California 94105

Mailing address:
P.O. Box 7650
San Francisco, California 94120-7650
Phone (415) 421 9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$415,933
Class B	$8,802
Class C	$7,248
Class F	$18,703
Total	$450,686
Class 529-A	$4,668
Class 529-B	$294
Class 529-C	$603
Class 529-E	$180
Class 529-F	$130
Class R-1	$113
Class R-2	$1,503
Class R-3	$4,196
Class R-4	$4,339
Class R-5	$6,555
Total	$22,581

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5600
Class B	$0.2645
Class C	$0.2397
Class F	$0.5581
Class 529-A	$0.5401
Class 529-B	$0.2163
Class 529-C	$0.2174
Class 529-E	$0.4181
Class 529-F	$0.6112
Class R-1	$0.2290
Class R-2	$0.2365
Class R-3	$0.4091
Class R-4	$0.5336
Class R-5	$0.6483

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	803,707
Class B	35,455
Class C	34,566
Class F	45,333
Total	919,061
Class 529-A	10,349
Class 529-B	1,495
Class 529-C	3,158
Class 529-E	506
Class 529-F	279
Class R-1	587
Class R-2	7,281
Class R-3	13,118
Class R-4	10,959
Class R-5	12,016
Total	59,748

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$40.05
Class B	$39.96
Class C	$39.92
Class F	$40.03
Class 529-A	$40.02
Class 529-B	$40.01
Class 529-C	$40.00
Class 529-E	$40.00
Class 529-F	$40.00
Class R-1	$39.93
Class R-2	$39.92
Class R-3	$39.98
Class R-4	$39.99
Class R-5	$40.06